Exhibit 99.1

Contact: Peter G. Wiese, EVP & CFO, (530) 898-0300
For Immediate Release
TRICO BANCSHARES ANNOUNCES THIRD QUARTER 2022 RESULTS
Notable Items for Third Quarter 2022

•Net interest margin, excluding the benefit from acquired loan discount accretion and PPP loan yield, increased 0.41% to 3.98%
•Efficiency ratio improved to 49.6%, largely as a result of revenue growth as non-interest expenses, excluding merger related costs, were relatively unchanged as compared with the prior quarter
•Organic loan growth (excluding PPP) for the quarter of $216.7 million or 14.2% annualized, with continued strength in credit quality
•Quarterly pre-tax pre-provision net revenues grew to $55.3 million, as compared to $45.2 million inclusive of $2.2 million in merger expenses in the trailing quarter, and $37.5 million in the same quarter of the prior year inclusive of $0.6 million in merger expenses
"Despite the potential for increasing volatility in interest rates and the general economy, the core franchise value of Tri Counties Bank, being anchored in our credit culture and low costs of funds, continues to drive our financial performance," noted Rick Smith, President and Chief Executive Officer. Peter Wiese, EVP and Chief Financial Officer added, "Non-interest bearing deposits increased by nearly $74 million during the quarter and, to date during the current rising rate cycle, we have been able to maintain a low deposit Beta. Looking forward, we anticipate deposit Betas will be further pressured due to continued rate increases by the Federal Reserve. These rate increases could also decrease loan pipelines as borrowers reconsider the impact of higher rates on proposed projects."
CHICO, CA – (October 25, 2022) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced net income of $37,338,000 for the quarter ended September 30, 2022, compared to $31,364,000 during the trailing quarter ended June 30, 2022, and $27,422,000 during the quarter ended September 30, 2021. Diluted earnings per share were $1.12 for the third quarter of 2022, compared to $0.93 for the second quarter of 2022 and $0.92 for the third quarter of 2021.
Financial Highlights
Performance highlights and other developments for the Company as of or for the three and nine months ended September 30, 2022, included the following:
•For the three and nine months ended September 30, 2022, the Company’s return on average assets was 1.46% and 1.23%, while the return on average equity was 13.78% and 11.25%, respectively. The nine-month ratio was impacted by merger related expenses of $6,253,000 during the 2022 period.
•Organic loan growth, excluding PPP and acquired loans, totaled $216.7 million (14.2% annualized) for the current quarter and $824.3 million (17.4% annualized) for the trailing twelve-month period.
•As of September 30, 2022, the Company reported total loans, total assets and total deposits of $6.3 billion, $10.0 billion and $8.7 billion, respectively. As a direct result of organic loan growth during the quarter, the loan to deposit ratio has increased to 72.9% as of September 30, 2022, as compared to 69.8% as of the trailing quarter.
•The average rate of interest paid on deposits, including non-interest-bearing deposits, of 0.04% has remained unchanged during each of the prior four quarters, and represents a decrease of one basis point from the average rate paid of 0.05% during the same quarter of the prior year.
•Noninterest income related to service charges and fees was $12.7 million for the three month period ended September 30, 2022, an increase of 12.6% when compared to the same period in 2021.
•The provision for credit losses for loans and debt securities was approximately $3.8 million during the quarter ended September 30, 2022, as compared to a provision expense of $2.1 million during the trailing quarter ended June 30, 2022, and a reversal of provision expense totaling $1.4 million for the three month period ended September 30, 2021.
•The allowance for credit losses to total loans was 1.61% as of September 30, 2022, compared to 1.60% as of the trailing quarter end, and 1.72% as of September 30, 2021. Non-performing assets to total assets were 0.21% at September 30, 2022, as compared to 0.15% as of June 30, 2022, and 0.37% at September 30, 2021.
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Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Annual Report on Form 10-Q for the period ended September 30, 2022, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Summary Results
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
	September 30,	June 30,
(dollars and shares in thousands, except per share data)	2022	2022	$ Change	% Change
Net interest income	$94,106	$85,046	$9,060	10.7%
Provision for credit losses	(3,795)	(2,100)	(1,695)	80.7%
Noninterest income	15,640	16,430	(790)	(4.8)%
Noninterest expense	(54,465)	(56,264)	1,799	(3.2)%
Provision for income taxes	(14,148)	(11,748)	(2,400)	20.4%
Net income	$37,338	$31,364	$5,974	19.0%
Diluted earnings per share	$1.12	$0.93	$0.19	20.4%
Dividends per share	$0.30	$0.25	$0.05	20.0%
Average common shares	33,348	33,561	(213)	(0.6)%
Average diluted common shares	33,463	33,705	(242)	(0.7)%
Return on average total assets	1.46%	1.24%
Return on average equity	13.78%	11.53%
Efficiency ratio	49.63%	55.45%

	Three months ended September 30,
(dollars and shares in thousands, except per share data)	2022	2021	$ Change	% Change
Net interest income	$94,106	$68,233	$25,873	37.9%
(Provision for) reversal of credit losses	(3,795)	1,435	(5,230)	(364.5)%
Noninterest income	15,640	15,095	545	3.6%
Noninterest expense	(54,465)	(45,807)	(8,658)	18.9%
Provision for income taxes	(14,148)	(11,534)	(2,614)	22.7%
Net income	$37,338	$27,422	$9,916	36.2%
Diluted earnings per share	$1.12	$0.92	$0.20	21.7%
Dividends per share	$0.30	$0.25	$0.05	20.0%
Average common shares	33,348	29,714	3,634	12.2%
Average diluted common shares	33,463	29,851	3,612	12.1%
Return on average total assets	1.46%	1.30%
Return on average equity	13.78%	11.02%
Efficiency ratio	49.63%	54.97%

	Nine months ended September 30,
(dollars and shares in thousands)	2022	2021	$ Change	% Change
Net interest income	$247,076	$201,756	$45,320	22.5%
Reversal of (provision for) credit losses	(14,225)	7,755	(21,980)	(283.4)%
Noninterest income	47,166	47,162	4	—%
Noninterest expense	(157,176)	(131,596)	(25,580)	19.4%
Provision for income taxes	(33,765)	(35,644)	1,879	(5.3)%
Net income	$89,076	$89,433	$(357)	(0.4)%
Diluted earnings per share	$2.74	$2.99	$(0.25)	(8.4)%
Dividends per share	$0.80	$0.75	$0.05	6.7%
Average common shares	32,332	29,720	2,612	8.8%
Average diluted common shares	32,469	29,887	2,582	8.6%
Return on average total assets	1.23%	1.48%
Return on average equity	11.25%	12.42%
Efficiency ratio	53.42%	52.87%

Balance Sheet
Total loans outstanding, excluding PPP, grew to $6.31 billion as of September 30, 2022, an increase of 33.3% over the prior twelve months, of which 17.4% was related to organic loan growth. Investments increased to $2.67 billion as of September 30, 2022, an increase of 14.4% annualized over the prior twelve months. Quarterly average earning assets to quarterly total average assets were generally unchanged at 92.0% at September 30, 2022, as compared to 92.2% and 92.9% at June 30, 2022, and September 30, 2021, respectively. The loan to deposit ratio was 72.9% at September 30, 2022, as compared to 69.8% and 67.5% at June 30, 2022, and September 30, 2021, respectively.
Total shareholders' equity decreased by $51,839,000 during the quarter ended September 30, 2022, as a result of an increase in accumulated other comprehensive losses of $76,740,000, share repurchases totaling approximately $2,059,000 and cash dividend payments on common stock of $10,004,000, partially offset by net income of $37,338,000. As a result, the Company’s book value was $29.71 per share at September 30, 2022 as compared to $31.25 and $33.05 at June 30, 2022, and September 30, 2021, respectively. The Company’s tangible book value per share, a non-GAAP measure, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, was $19.92 per share at September 30, 2022, as compared to $21.41 and $25.16 at June 30, 2022, and September 30, 2021, respectively.
Trailing Quarter Balance Sheet Change

Ending balances	September 30,	June 30,		Annualized % Change
(dollars in thousands)	2022	2022	$ Change
Total assets	$9,976,879	$10,120,611	$(143,732)	(5.7)%
Total loans	6,314,290	6,113,421	200,869	13.1
Total loans, excluding PPP	6,312,348	6,095,667	216,681	14.2
Total investments	2,668,145	2,802,815	(134,670)	(19.2)
Total deposits	$8,655,769	$8,756,775	$(101,006)	(4.6)%
Organic loan growth, excluding PPP, of $216,681,000 or 14.2% on an annualized basis was realized during the quarter ended September 30, 2022, primarily within commercial real estate. During the quarter, and exclusive of PPP balance changes, loan originations/draws totaled approximately $737.0 million while payoffs/repayments of loans totaled $536.0 million, which compares to origination/draws and payoff/repayments activity during the three months ended June 30, 2022 of $697.0 million and $397.0 million, respectively. While management believes that loan pipelines remain sufficient to support loan growth, loan pipeline activity may moderate as customer awareness of the rising interest rate environment weighs more heavily on their decision making criteria. Investment security balances decreased $134,670,000 or 19.2% on an annualized basis as the result of declines in market values grew, and prepayments or maturities from the portfolio were utilized to augment the Company's overall balance sheet position. Deposit balances also decreased, with a change of $101,006,000 or 4.6% annualized during the period. These deposit balance changes are partially the result of approximately $51.6 million in FDIC insured money market account balances being placed with partner institutions.
Average Trailing Quarter Balance Sheet Change

Quarterly average balances for the period ended	September 30,	June 30,		Annualized % Change
(dollars in thousands)	2022	2022	$ Change
Total assets	$10,131,118	$10,121,714	$9,404	0.4%
Total loans	6,171,042	5,928,430	242,612	16.4
Total loans, excluding PPP	6,162,267	5,890,578	271,689	18.4
Total investments	2,802,119	2,732,466	69,653	10.2
Total deposits	$8,752,215	$8,743,320	$8,895	0.4%
Year Over Year Balance Sheet Change

Ending balances	As of September 30,			Acquired Balances	Organic $ Change	Organic % Change
(dollars in thousands)	2022	2021	$ Change
Total assets	$9,976,879	$8,458,030	$1,518,849	$1,363,529	$155,320	1.8%
Total loans	6,314,290	4,887,496	1,426,794	773,390	653,404	13.4
Total loans, excluding PPP	6,312,348	4,736,048	1,576,300	751,978	824,322	17.4
Total investments	2,668,145	2,333,015	335,130	109,716	225,414	9.7
Total deposits	$8,655,769	$7,236,822	$1,418,947	$1,215,479	$203,468	2.8%
Non-PPP loan balances have increased as a result of organic activities by approximately $824.3 million during the twelve month period ending September 30, 2022. Investment securities increased to $2.7 billion at September 30, 2022, an organic change of $225.4 million or 9.7% from the prior year. When combined with balances acquired from Valley Republic Bank, this represents an increase of nearly $1.8 billion in earning assets during the last twelve months.

Net Interest Income and Net Interest Margin
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
	September 30,	June 30,
(dollars in thousands)	2022	2022	Change	% Change
Interest income	$96,366	$86,955	$9,411	10.8%
Interest expense	(2,260)	(1,909)	(351)	18.4%
Fully tax-equivalent adjustment (FTE) (1)	440	397	43	10.8%
Net interest income (FTE)	$94,546	$85,443	$9,103	10.7%
Net interest margin (FTE)	4.02%	3.67%

Acquired loans discount accretion, net:
Amount (included in interest income)	$714	$1,677	$(963)	(57.4)%
Net interest margin less effect of acquired loan discount accretion(1)	3.99%	3.60%	0.39%
PPP loans yield, net:
Amount (included in interest income)	$313	$964	$(651)	(67.5)%
Net interest margin less effect of PPP loan yield (1)	4.02%	3.65%	0.37%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$1,027	$2,641	$(1,614)	(61.1)%
Net interest margin less effect of acquired loan discount accretion and PPP loan yield (1)	3.98%	3.57%	0.41%

	Three months ended September 30,
(dollars in thousands)	2022	2021	Change	% Change
Interest income	$96,366	$69,628	$26,738	38.4%
Interest expense	(2,260)	(1,395)	(865)	62.0%
Fully tax-equivalent adjustment (FTE) (1)	440	265	175	66.0%
Net interest income (FTE)	$94,546	$68,498	$26,048	38.0%
Net interest margin (FTE)	4.02%	3.50%

Acquired loans discount accretion, net:
Amount (included in interest income)	$714	$2,034	$(1,320)	(64.9)%
Net interest margin less effect of acquired loan discount accretion(1)	3.99%	3.40%	0.59%
PPP loans yield, net:
Amount (included in interest income)	$313	$3,507	$(3,194)	(91.1)%
Net interest margin less effect of PPP loan yield (1)	4.02%	3.42%	0.60%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$1,027	$5,541	$(4,514)	(81.5)%
Net interest margin less effect of acquired loan discount accretion and PPP loan yield (1)	3.98%	3.31%	0.67%

	Nine months ended September 30,
(dollars in thousands)	2022	2021	Change	% Change
Interest income	$252,516	$206,023	$46,493	22.6%
Interest expense	(5,440)	(4,267)	(1,173)	27.5%
Fully tax-equivalent adjustment (FTE) (1)	1,120	797	323	40.5%
Net interest income (FTE)	$248,196	$202,553	$45,643	22.5%
Net interest margin (FTE)	3.71%	3.61%

Acquired loans discount accretion, net:
Amount (included in interest income)	$3,714	$6,311	$(2,597)	(41.2)%
Net interest margin less effect of acquired loan discount accretion(1)	3.65%	3.50%	0.15%
PPP loans yield, net:
Amount (included in interest income)	$2,374	$12,549	$(10,175)	(81.1)%
Net interest margin less effect of PPP loan yield (1)	3.69%	3.53%	0.16%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$6,088	$18,860	$(12,772)	(67.7)%
Net interest margin less effect of acquired loans discount and PPP loan yield (1)	3.63%	3.41%	0.22%
(1)Certain information included herein is presented on a fully tax-equivalent (FTE) basis and / or to present additional financial details which may be desired by users of this financial information. The Company believes the use of these non-generally accepted accounting principles (non-GAAP) measures provide additional clarity in assessing its results, and the presentation of these measures are common practice within the banking industry. See additional information related to non-GAAP measures at the back of this document.
Loans may be acquired at a premium or discount to par value, in which case, the premium is amortized (subtracted from) or the discount is accreted (added to) interest income over the remaining life of the loan. Generally, as time goes on, the dollar impact of loan discount accretion and loan premium amortization decrease as the purchased loans mature or pay off early. Upon the early pay off of a loan, any remaining unaccreted discount or unamortized premium is immediately taken into interest income; and as loan payoffs may vary significantly from quarter to quarter, so may the impact of discount accretion and premium amortization on interest income. As a result of the increase in interest rates, the prepayment rate of portfolio loans, inclusive of those acquired at a premium or discount, declined throughout 2022. During the three months ended September 30, 2022, June 30, 2022, and September 30, 2021, purchased loan discount accretion was $714,000, $1,677,000, and $2,034,000, respectively.

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the quarterly periods indicated:
ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS
(unaudited, dollars in thousands)

	Three months ended			Three months ended			Three months ended
	September 30, 2022			June 30, 2022			September 30, 2021
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans, excluding PPP	$6,162,267	$75,643	4.87%	$5,890,578	$68,954	4.70%	$4,684,492	$57,218	4.85%
PPP loans	8,775	313	14.15%	37,852	964	10.22%	213,430	3,507	6.52%
Investments-taxable	2,591,513	17,122	2.62%	2,536,362	14,350	2.27%	2,019,283	7,741	1.52%
Investments-nontaxable (1)	210,606	1,908	3.59%	196,104	1,720	3.52%	130,028	1,147	3.50%
Total investments	2,802,119	19,030	2.69%	2,732,466	16,070	2.36%	2,149,311	8,888	1.64%
Cash at Federal Reserve and other banks	346,991	1,820	2.08%	669,163	1,364	0.82%	710,936	280	0.16%
Total earning assets	9,320,152	96,806	4.12%	9,330,059	87,352	3.76%	7,758,169	69,893	3.57%
Other assets, net	810,966			791,655			589,942
Total assets	$10,131,118			$10,121,714			$8,348,111
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,775,884	$119	0.03%	$1,799,205	$99	0.02%	$1,507,697	$116	0.03%
Savings deposits	3,011,145	685	0.09%	3,003,337	529	0.07%	2,407,368	328	0.05%
Time deposits	321,100	188	0.23%	337,007	220	0.26%	321,381	411	0.51%
Total interest-bearing deposits	5,108,129	992	0.08%	5,139,549	848	0.07%	4,236,446	855	0.08%
Other borrowings	38,908	5	0.05%	35,253	5	0.06%	48,330	6	0.05%
Junior subordinated debt	101,011	1,263	4.96%	100,991	1,056	4.19%	57,891	534	3.66%
Total interest-bearing liabilities	5,248,048	2,260	0.17%	5,275,793	1,909	0.15%	4,342,667	1,395	0.13%
Noninterest-bearing deposits	3,644,086			3,603,771			2,900,817
Other liabilities	164,208			150,696			117,601
Shareholders’ equity	1,074,776			1,091,454			987,026
Total liabilities and shareholders’ equity	$10,131,118			$10,121,714			$8,348,111
Net interest rate spread (1) (2)			3.95%			3.61%			3.45%
Net interest income and margin (1) (3)		$94,546	4.02%		$85,443	3.67%		$68,498	3.50%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.
Net interest income (FTE) during the three months ended September 30, 2022 increased $9,103,000 or 10.7% to $94,546,000 compared to $85,443,000 during the three months ended June 30, 2022. In addition, net interest margin improved 35 basis points to 4.02%, as compared to the trailing quarter. The increase in net interest income is primarily attributed to an additional $6,038,000 in loan interest and fee income and $2,960,000 in investment income, due to increases in average volume and rates as compared to the trailing quarter, respectively. As a partial offset, increases in interest rates on subordinated debt resulted in an increase in interest expense of $207,000 over the same period.

As compared to the same quarter in the prior year, average loan yields, excluding PPP, increased 2 basis points from 4.85% during the three months ended September 30, 2021, to 4.87% during the three months ended September 30, 2022. The accretion of discounts from acquired loans added 5 and 17 basis points to loan yields during the quarters ended September 30, 2022 and September 30, 2021, respectively. Therefore, the 2 basis point increase in yields on loans during the comparable three month periods ended September 30, 2022 and 2021 was the net effect of a 14 basis point increase in market loan rates, partially offset by a 12 basis point decline in the accretion of discounts.
The rates paid on interest bearing deposits increased by 1 basis point during the quarter ended September 30, 2022 compared to the trailing quarter. The cost of interest-bearing deposits remained flat at 8 basis points between the quarter ended September 30, 2022 and the same quarter of the prior year. In addition, the level of noninterest-bearing deposits continues to benefit the average cost of total deposits which remained flat at 0.04% in both the current and trailing quarter, compared to 0.5% in the third quarter of the prior year. Non-interest bearing deposit balances grew $74.0 million during the three months ended September 30, 2022. As of September 30, 2022, the ratio of average total noninterest-bearing deposits to total average deposits was 41.6% .

	Nine months ended September 30, 2022			Nine months ended September 30, 2021
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans, excluding PPP	$5,668,055	$201,245	4.75%	$4,580,292	$168,916	4.93%
PPP loans	32,287	2,374	9.83%	300,006	12,549	5.59%
Investments-taxable	2,487,111	41,695	2.24%	1,838,023	21,324	1.55%
Investments-nontaxable (1)	183,772	4,853	3.53%	129,057	3,453	3.58%
Total investments	2,670,883	46,548	2.33%	1,967,080	24,777	1.68%
Cash at Federal Reserve and other banks	573,252	3,469	0.81%	656,912	578	0.12%
Total earning assets	8,944,477	253,636	3.79%	7,504,290	206,820	3.68%
Other assets, net	737,721			591,983
Total assets	$9,682,198			$8,096,273
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,724,787	$302	0.02%	$1,476,987	$269	0.02%
Savings deposits	2,863,447	1,541	0.07%	2,318,169	965	0.06%
Time deposits	319,940	676	0.28%	327,562	1,386	0.57%
Total interest-bearing deposits	4,908,174	2,519	0.07%	4,122,718	2,620	0.08%
Other borrowings	39,609	15	0.05%	40,732	15	0.05%
Junior subordinated debt	87,804	2,906	4.42%	57,790	1,632	3.78%
Total interest-bearing liabilities	5,035,587	5,440	0.14%	4,221,240	4,267	0.14%
Noninterest-bearing deposits	3,435,487			2,790,828
Other liabilities	152,186			121,334
Shareholders’ equity	1,058,938			962,871
Total liabilities and shareholders’ equity	$9,682,198			$8,096,273
Net interest rate spread (1) (2)			3.65%			3.54%
Net interest income and margin (1) (3)		$248,196	3.71%		$202,553	3.61%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.

Interest Rates and Earning Asset Composition
During the quarter ended September 30, 2022, market interest rates, including many rates that serve as reference indices for variable rate loans and investment securities continued to increase. As noted above, these rate increases have continued to benefit growth in total interest income. As of September 30, 2022, the Company's loan portfolio consisted of approximately $6.4 billion in outstanding principal with a weighted average coupon rate of 4.65%. Included in the September 30, 2022 loan total are variable rate loans totaling $3.6 billion, of which, $862 million are considered floating based on the Wall Street Prime index. In addition, the Company holds certain investment securities totaling $402 million which are subject to repricing on not less than a quarterly basis.

Asset Quality and Credit Loss Provisioning
During the three months ended September 30, 2022, the Company recorded a provision for credit losses of $3,795,000, as compared to a $2,100,000 provision during the trailing quarter, and a reversal of provision expense of $1,435,000 during the third quarter of 2021.
The following table presents details of the provision for credit losses for the periods indicated:

	Three months ended
(dollars in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	September 30, 2021
Addition to (reversal of) allowance for credit losses	$3,500	$1,940	$8,205	$(1,495)
Addition to reserve for unfunded loan commitments	295	160	125	60
Total provision for (reversal of) credit losses	$3,795	$2,100	$8,330	$(1,435)

The following table presents the activity in the allowance for credit losses on loans for the periods indicated:

	Three months ended		Nine months ended
(dollars in thousands)	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Balance, beginning of period	$97,944	$86,062	$85,376	$91,847
ACL at acquisition for PCD loans	—	—	2,037	—
Provision for (reversal of) credit losses	3,500	(1,495)	13,645	(7,880)
Loans charged-off	(267)	(1,582)	(1,411)	(2,195)
Recoveries of previously charged-off loans	311	1,321	1,841	2,534
Balance, end of period	$101,488	$84,306	$101,488	$84,306
The allowance for credit losses (ACL) was $101,488,000 as of September 30, 2022, a net increase of $3,544,000 over the immediately preceding quarter. The provision for credit losses of $3,500,000 during the quarter was the net effect of increases in required reserves due to qualitative factors and individually analyzed credits. In addition to the aforementioned quarterly increase, the provision for credit losses of $13,645,000 during the nine months ended September 30, 2022 was comprised of $10,820,000 in association with the loans acquired from Valley Republic Bank in the first quarter of 2022, and a net provision for credit losses of $2,825,000 associated with organic loan portfolio growth and the net changes in quantitative and qualitative factors associated with overall borrower performance. For the quarter, the qualitative components of the ACL resulted in a net increase in required reserves, despite continued improvement in US employment rates, due to increased uncertainty in the global economic markets, concentration risks in commercial lending and the rapid rise in interest rates. Meanwhile, the quantitative component of the ACL increased reserve requirements over the trailing quarter due to loan volume growth and increases in specific reserves totaling approximately $1,237,000.
The Company utilizes a forecast period of approximately eight quarters and obtains the forecast data from publicly available sources as of the balance sheet date. This forecast data continues to evolve and included improving shifts in the magnitude of changes for both the unemployment and GDP factors leading up to the balance sheet date, particularly CA unemployment trends. Inflation remains elevated from continued disruptions in the supply chain and high energy prices Despite the expected continued benefit to the net interest income of the Company from the elevated rate environment, Management notes the rapid intervals of rate increases by the Federal Reserve and flattening or inversion of the yield curve, have boosted expectations of the US entering a recession within 12 months and has led to the lowest levels of consumer sentiment in decades. As a result, management continues to believe that certain credit weakness are likely present in the overall economy and that it is appropriate to cautiously maintain a reserve level that incorporates such risk factors.
Loans past due 30 days or more increased by $551,000 during the quarter ended September 30, 2022 to $6,471,000, as compared to $5,920,000 at June 30, 2022. Non-performing loans were $17,471,000 at September 30, 2022, an increase of $5,546,000 from $11,925,000 as of June 30, 2022, and a decrease of $11,319,000 from $28,790,000 as of September 30, 2021. The current quarter change in non-performing assets is nearly entirely attributed to a single agriculture production relationship, which also was the primary contributor to the increase in specific reserves for the quarter.
The following table illustrates the total loans by risk rating and their respective percentage of total loans for the periods presented.

	September 30,	% of Total Loans	June 30,	% of Total Loans	September 30,	% of Total Loans
(dollars in thousands)	2022		2022		2021
Risk Rating:
Pass	$6,133,805	97.1%	$5,960,781	97.5%	$4,698,475	96.1%
Special Mention	126,273	2.0%	105,819	1.7%	138,699	2.9%
Substandard	54,212	0.9%	46,821	0.8%	50,322	1.0%
Total	$6,314,290		$6,113,421		$4,887,496

Classified loans to total loans	0.86%		0.77%		1.03%
Loans past due 30+ days to total loans	0.10%		0.10%		0.22%
The ratio of classified loans increased to 0.86% as of September 30, 2022 as compared to 0.77% in the trailing quarter, but improved by 17 basis points from the equivalent period in 2021. The Company's criticized loan balances increased during the current quarter by approximately $27,846,000 to $180,486,000 as of September 30, 2022. There were no charge-offs incurred in connection with these loans and management continues to work toward resolution with the borrowers.
There were two properties added to other real estate owned totaling $443,000 during the quarter ended September 30, 2022, and two disposals totaling $394,000. As of September 30, 2022, other real estate owned consisted of nine properties with a carrying value of approximately $3,441,000.
Non-performing assets of $20,912,000 at September 30, 2022 represented 0.21% of total assets, a slight change but generally in line with the $15,304,000 or 0.15% and $31,440,000 or 0.37% as of June 30, 2022 and September 30, 2021, respectively.

Allocation of Credit Loss Reserves by Loan Type

	As of September 30, 2022		As of December 31, 2021		As of September 30, 2021
(dollars in thousands)	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding
Commercial real estate:
CRE - Non Owner Occupied	$29,244	1.42%	$25,739	1.61%	$25,221	1.65%
CRE - Owner Occupied	13,525	1.39%	10,691	1.51%	10,730	1.53%
Multifamily	12,749	1.36%	12,395	1.51%	12,876	1.55%
Farmland	3,122	1.12%	2,315	1.34%	1,902	1.15%
Total commercial real estate loans	58,640	1.38%	51,140	1.55%	50,729	1.57%
Consumer:
SFR 1-4 1st Liens	10,671	1.39%	10,723	1.60%	10,618	1.60%
SFR HELOCs and Junior Liens	11,383	2.89%	10,510	3.11%	10,431	3.23%
Other	1,878	3.23%	2,241	3.34%	2,442	3.59%
Total consumer loans	23,932	1.97%	23,474	2.19%	23,491	2.22%

Commercial and Industrial	10,400	1.94%	3,862	1.49%	3,427	0.99%
Construction	6,132	2.52%	5,667	2.55%	5,528	2.55%
Agricultural Production	2,368	3.31%	1,215	2.39%	1,119	2.52%
Leases	16	0.20%	18	0.27%	12	0.24%
Allowance for credit losses	101,488	1.61%	85,376	1.74%	84,306	1.72%
Reserve for unfunded loan commitments	4,370		3,790		3,525
Total allowance for credit losses	$105,858	1.68%	$89,166	1.81%	$87,831	1.80%

For the periods presented in the table above and for purposes of calculating the "% of Loans Outstanding", PPP loans are included in the segment "Commercial and Industrial." PPP loans are fully guaranteed and therefore would not require any loss reserve allocation. Excluding the net outstanding balances of PPP loans from the ratio of the ACL to total loans results in a reserve ratio of approximately 1.61% as of September 30, 2022. In addition to the allowance for credit losses above, the Company has acquired various performing loans whose fair value as of the acquisition date was determined to be less than the principal balance owed on those loans. This difference represents the collective discount of credit, interest rate and liquidity measurements which is expected to be amortized over the life of the loans. As of September 30, 2022, the unamortized discount associated with acquired loans totaled $32,256,000 and, if aggregated with the ACL, would collectively represent 2.11% of total gross loans and 2.12% of total loans less PPP loans.
SBA Paycheck Protection Program
In March 2020 (Round 1) and subsequently in December 2020 (Round 2), the Small Business Administration ("SBA") Paycheck Protection Program ("PPP") was created to help small businesses keep workers employed during the COVID-19 crisis. Tri Counties Bank, through its online portal, facilitated the ability for borrowers to open a new deposit account and submit PPP applications during the entirety of the Programs. The SBA ended PPP and did not accept new borrowing applications, effective May 31, 2021. The following is a summary of PPP loan related information as of the periods indicated:

(dollars in thousands)	September 30, 2022	December 31, 2021	September 30, 2021
Total number of PPP loans outstanding	16	450	1,449

PPP loan balance (TCBK round 1 origination), gross	$433	$2,544	$9,302
PPP loan balance (TCBK round 2 origination), gross	533	60,767	148,159
Acquired PPP loan balance (VRB origination), gross	1,003	—	—
Total PPP loans, gross outstanding	$1,969	$63,311	$157,461

PPP deferred loan fees (Round 1 origination)	—	1	40
PPP deferred loan fees (Round 2 origination)	27	2,163	5,973
Total PPP deferred loan fees (costs) outstanding	$27	$2,164	$6,013
As of September 30, 2022, there was approximately $27,000 in net deferred fee income remaining to be recognized. During the three months ended September 30, 2022, the Company recognized $291,000 in fees on PPP loans as compared with $872,000 and $2,984,000 for the three months ended June 30, 2022 and September 30, 2021, respectively. Based on the payment guarantee provided by the SBA as well as the expected short-term duration of the PPP loans acquired from VRB, the fair value of these loans approximates the principal balance outstanding as of the merger date, and therefore, no purchase discount was recorded.

Non-interest Income
The following table presents the key components of non-interest income for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	September 30, 2022	June 30, 2022	Change	% Change
ATM and interchange fees	$6,714	$6,984	$(270)	(3.9)%
Service charges on deposit accounts	4,436	4,163	273	6.6%
Other service fees	1,022	1,279	(257)	(20.1)%
Mortgage banking service fees	477	482	(5)	(1.0)%
Change in value of mortgage servicing rights	33	136	(103)	(75.7)%
Total service charges and fees	12,682	13,044	(362)	(2.8)%
Increase in cash value of life insurance	659	752	(93)	(12.4)%
Asset management and commission income	1,020	1,039	(19)	(1.8)%
Gain on sale of loans	357	542	(185)	(34.1)%
Lease brokerage income	252	238	14	5.9%
Sale of customer checks	326	441	(115)	(26.1)%
Gain on sale of investment securities	—	—	—	n/m
Loss on marketable equity securities	(115)	(94)	(21)	22.3%
Other	459	468	(9)	(1.9)%
Total other non-interest income	2,958	3,386	(428)	(12.6)%
Total non-interest income	$15,640	$16,430	$(790)	(4.8)%
Non-interest income decreased $790,000 or 4.8% to $15,640,000 during the three months ended September 30, 2022, compared to $16,430,000 during the quarter ended June 30, 2022. Gain on sale of mortgage loans declined by $185,000 or 34.1% during the quarter ended September 30, 2022, attributed to the continued rising rate environment and resulting decline in overall mortgage application and origination volumes. The decrease in total service charges and fees is wholly attributable to changes in customer use activities and the ongoing integration of customers acquired from Valley Republic Bank (VRB). Looking forward, during the fourth quarter of 2022, the Company will no longer charge personal and business customers a non-sufficient funds fee for returned checks.
The following table presents the key components of non-interest income for the current and prior year periods indicated:

	Three months ended September 30,
(dollars in thousands)	2022	2021	Change	% Change
ATM and interchange fees	$6,714	$6,516	$198	3.0%
Service charges on deposit accounts	4,436	3,608	828	22.9%
Other service fees	1,022	897	125	13.9%
Mortgage banking service fees	477	476	1	0.2%
Change in value of mortgage servicing rights	33	(232)	265	(114.2)%
Total service charges and fees	12,682	11,265	1,417	12.6%
Increase in cash value of life insurance	659	644	15	2.3%
Asset management and commission income	1,020	957	63	6.6%
Gain on sale of loans	357	1,814	(1,457)	(80.3)%
Lease brokerage income	252	183	69	37.7%
Sale of customer checks	326	107	219	204.7%
Gain on sale of investment securities	—	—	—	n/m
Loss on marketable equity securities	(115)	(14)	(101)	721.4%
Other	459	139	320	230.2%
Total other non-interest income	2,958	3,830	(872)	(22.8)%
Total non-interest income	$15,640	$15,095	$545	3.6%
Generally, the increases in recurring non-interest income items reflects the VRB merger timing. As noted above, decreasing mortgage related activity reduced the gain on sale of loans recorded during the quarter by $1,457,000 or 80.3%, as compared to the three months ended September 30, 2021. Further, changes in the value of mortgage service rights, while lesser in magnitude, typically have an inverse relationship with changes in mortgage banking activities.

	Nine months ended September 30,
(dollars in thousands)	2022	2021	Change	% Change
ATM and interchange fees	$19,941	$18,935	$1,006	5.3%
Service charges on deposit accounts	12,433	10,339	2,094	20.3%
Other service fees	3,183	2,682	501	18.7%
Mortgage banking service fees	1,422	1,406	16	1.1%
Change in value of mortgage servicing rights	443	(691)	1,134	(164.1)%
Total service charges and fees	37,422	32,671	4,751	14.5%
Increase in cash value of life insurance	2,049	2,062	(13)	(0.6)%
Asset management and commission income	2,946	2,738	208	7.6%
Gain on sale of loans	2,145	7,908	(5,763)	(72.9)%
Lease brokerage income	648	542	106	19.6%
Sale of customer checks	871	342	529	154.7%
Gain on sale of investment securities	—	—	—	n/m
Loss on marketable equity securities	(346)	(59)	(287)	486.4%
Other	1,431	958	473	49.4%
Total other non-interest income	9,744	14,491	(4,747)	(32.8)%
Total non-interest income	$47,166	$47,162	$4	—%
The changes in non-interest income for the nine months ended September 30, 2022 and 2021 are generally consistent with changes in the three month periods discussed above.

Non-interest Expense
The following table presents the key components of non-interest expense for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	September 30, 2022	June 30, 2022	Change	% Change
Base salaries, net of deferred loan origination costs	$22,377	$22,169	$208	0.9%
Incentive compensation	4,832	4,282	550	12.8%
Benefits and other compensation costs	6,319	6,491	(172)	(2.6)%
Total salaries and benefits expense	33,528	32,942	586	1.8%
Occupancy	3,965	3,996	(31)	(0.8)%
Data processing and software	3,449	3,596	(147)	(4.1)%
Equipment	1,422	1,453	(31)	(2.1)%
Intangible amortization	1,702	1,702	—	—%
Advertising	990	818	172	21.0%
ATM and POS network charges	1,694	1,781	(87)	(4.9)%
Professional fees	1,172	1,233	(61)	(4.9)%
Telecommunications	575	564	11	2.0%
Regulatory assessments and insurance	828	779	49	6.3%
Merger and acquisition expenses	—	2,221	(2,221)	(100.0)%
Postage	287	313	(26)	(8.3)%
Operational loss	492	456	36	7.9%
Courier service	497	486	11	2.3%
Gain on sale or acquisition of foreclosed assets	(148)	(98)	(50)	51.0%
Loss on disposal of fixed assets	4	5	(1)	(20.0)%
Other miscellaneous expense	4,008	4,017	(9)	(0.2)%
Total other non-interest expense	20,937	23,322	(2,385)	(10.2)%
Total non-interest expense	$54,465	$56,264	$(1,799)	(3.2)%
Average full-time equivalent staff	1,198	1,183	15	1.3%

Non-interest expense for the quarter ended September 30, 2022 decreased $1,799,000 or 3.2% to $54,465,000 as compared to $56,264,000 during the trailing quarter ended June 30, 2022. Total salaries and benefits expense increased by $586,000 or 1.8%, led by incentive compensation related expenses of $550,000 or 12.8% compared to the trailing quarter, due to strong overall Company performance and continued loan production and growth. The merger and acquisition expenses from the trailing quarter were entirely associated with the VRB merger, which are not expected to be incurred in future periods.
The following table presents the key components of non-interest expense for the current and prior year quarterly periods indicated:

	Three months ended September 30,
(dollars in thousands)	2022	2021	Change	% Change
Base salaries, net of deferred loan origination costs	$22,377	$17,673	$4,704	26.6%
Incentive compensation	4,832	3,123	1,709	54.7%
Benefits and other compensation costs	6,319	5,478	841	15.4%
Total salaries and benefits expense	33,528	26,274	7,254	27.6%
Occupancy	3,965	3,771	194	5.1%
Data processing and software	3,449	3,689	(240)	(6.5)%
Equipment	1,422	1,336	86	6.4%
Intangible amortization	1,702	1,409	293	20.8%
Advertising	990	966	24	2.5%
ATM and POS network charges	1,694	1,692	2	0.1%
Professional fees	1,172	1,090	82	7.5%
Telecommunications	575	574	1	0.2%
Regulatory assessments and insurance	828	673	155	23.0%
Merger and acquisition expenses	—	651	(651)	n/m
Postage	287	156	131	84.0%
Operational loss	492	244	248	101.6%
Courier service	497	286	211	73.8%
Gain on sale or acquisition of foreclosed assets	(148)	(144)	(4)	2.8%
(Gain) loss on disposal of fixed assets	4	(19)	23	(121.1)%
Other miscellaneous expense	4,008	3,159	849	26.9%
Total other non-interest expense	20,937	19,533	1,404	7.2%
Total non-interest expense	$54,465	$45,807	$8,658	18.9%
Average full-time equivalent staff	1,198	1,049	149	14.2%
Generally, the increases in recurring non-interest expense items reflect the VRB merger timing of March 25, 2022, and therefore, related expenses for the combined entities, less certain realized cost savings, are only being captured within the most recent three months ended September 30, 2022. Total non-interest expense increased $8,658,000 or 18.9% to $54,465,000 during the three months ended September 30, 2022 as compared to $45,807,000 for the quarter ended September 30, 2021. Total salaries and benefits expense increased by $7,254,000 or 27.6% to $33,528,000, largely from a net increase of 99 full-time equivalent positions following the aforementioned merger with VRB, the build out of other loan production and compliance teams, and the continued strength of organic growth within the loan portfolio driving incentive compensation expense.

	Nine months ended September 30,
(dollars in thousands)	2022	2021	Change	% Change
Base salaries, net of deferred loan origination costs	$62,762	$50,721	$12,041	23.7%
Incentive compensation	11,697	11,025	672	6.1%
Benefits and other compensation costs	18,782	16,939	1,843	10.9%
Total salaries and benefits expense	93,241	78,685	14,556	18.5%
Occupancy	11,536	11,197	339	3.0%
Data processing and software	10,558	10,092	466	4.6%
Equipment	4,208	4,060	148	3.6%
Intangible amortization	4,632	4,271	361	8.5%
Advertising	2,445	2,080	365	17.5%
ATM and POS network charges	4,850	4,489	361	8.0%
Professional fees	3,281	2,730	551	20.2%
Telecommunications	1,660	1,719	(59)	(3.4)%
Regulatory assessments and insurance	2,327	1,903	424	22.3%
Merger and acquisition expenses	6,253	651	5,602	860.5%
Postage	828	478	350	73.2%
Operational loss	765	665	100	15.0%
Courier service	1,397	868	529	60.9%
Gain on sale or acquisition of foreclosed assets	(246)	(210)	(36)	17.1%
Gain on disposal of fixed assets	(1,069)	(445)	(624)	140.2%
Other miscellaneous expense	10,510	8,363	2,147	25.7%
Total other non-interest expense	63,935	52,911	11,024	20.8%
Total non-interest expense	$157,176	$131,596	$25,580	19.4%
Average full-time equivalent staff	1,155	1,031	124	12.0%
The changes in non-interest expense for the nine months ended September 30, 2022 and 2021 are generally consistent with changes in the comparable three month periods discussed above.
Provision for Income Taxes
The Company’s effective tax rate was 27.5% for the nine months ended September 30, 2022, as compared to 28.1% for the year ended December 31, 2021. Differences between the Company's effective tax rate and applicable federal and state blended statutory rate of approximately 29.6% are due to the proportion of non-taxable revenues, non-deductible expenses, and benefits from tax credits as compared to the levels of pre-tax earnings.

About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches and loan production offices in communities throughout California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATMs, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statement
The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. There can be no assurance that future developments affecting us will be the same as those anticipated by management. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations on the Company's business condition and financial operating results; the impact of changes in financial services industry policies, laws and regulations; technological changes; weather, natural disasters and other catastrophic events that may or may not be caused by climate change and their effects on economic and business environments in which the Company operates; the continuing adverse impact on the U.S. economy, including the markets in which we operate due to the COVID-19 global pandemic; the impact of a slowing U.S. economy and increased unemployment on the performance of our loan portfolio, the market value of our investment securities, the availability of sources of funding and the demand for our products; adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on the economic recovery and our business; the impacts of international hostilities or geopolitical events; the costs or effects of mergers, acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such mergers, acquisitions or dispositions, and/or our ability to realize the contemplated financial business benefits associated with any such activities; the regulatory and financial impacts associated with exceeding $10 billion in total assets; the negative impact on our reputation and profitability in the event customers experience economic harm or in the event that regulatory violations are identified; the ability to execute our business plan in new lending markets; the future operating or financial performance of the Company, including our outlook for future growth and changes in the level of our nonperforming assets and charge-offs; the appropriateness of the allowance for credit losses, including the timing and effects of the implementation of the current expected credit losses model; any deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting standards and practices; possible other-than-temporary impairment of securities held by us due to changes in credit quality or rates; changes in consumer spending, borrowing and savings habits; our ability to attract and maintain deposits and other sources of liquidity; the effects of changes in the level or cost of checking or savings account deposits on our funding costs and net interest margin; changes in the financial performance and/or condition of our borrowers; our noninterest expense and the efficiency ratio; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; the challenges of integrating and retaining key employees; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks and the cost to defend against such attacks; breaches in data security, including as a result of work from home arrangements; failure to safeguard personal information; change to U.S. tax policies, including our effective income tax rate; the effect of a fall in stock market prices on our brokerage and wealth management businesses; the discontinuation of the London Interbank Offered Rate and other reference rates; and our ability to manage the risks involved in the foregoing. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2021, which has been filed with the Securities and Exchange Commission (the “SEC”) and all subsequent filings with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Securities Act of 1934, as amended. Such filings are also available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations and in other documents we file with the SEC. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results. We undertake no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands, except share data)

	Three months ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Revenue and Expense Data
Interest income	$96,366	$86,955	$69,195	$71,024	$69,628
Interest expense	2,260	1,909	1,271	1,241	1,395
Net interest income	94,106	85,046	67,924	69,783	68,233
Provision for (benefit from) credit losses	3,795	2,100	8,330	980	(1,435)
Noninterest income:
Service charges and fees	12,682	13,044	11,696	11,277	11,265
Gain on sale of investment securities	—	—	—	—	—
Other income	2,958	3,386	3,400	5,225	3,830
Total noninterest income	15,640	16,430	15,096	16,502	15,095
Noninterest expense (2):
Salaries and benefits	33,528	34,370	28,597	27,666	26,274
Occupancy and equipment	5,387	5,449	4,925	5,011	5,107
Data processing and network	5,143	5,468	5,089	5,444	5,381
Other noninterest expense	10,407	10,977	7,836	8,558	9,045
Total noninterest expense	54,465	56,264	46,447	46,679	45,807
Total income before taxes	51,486	43,112	28,243	38,626	38,956
Provision for income taxes	14,148	11,748	7,869	10,404	11,534
Net income	$37,338	$31,364	$20,374	$28,222	$27,422
Share Data
Basic earnings per share	$1.12	$0.93	$0.68	$0.95	$0.92
Diluted earnings per share	$1.12	$0.93	$0.67	$0.94	$0.92
Dividends per share	$0.30	$0.25	$0.25	$0.25	$0.25
Book value per common share	$29.71	$31.25	$32.78	$33.64	$33.05
Tangible book value per common share (1)	$19.92	$21.41	$23.04	$25.80	$25.16
Shares outstanding	33,332,189	33,350,974	33,837,935	29,730,424	29,714,609
Weighted average shares	33,348,322	33,561,389	30,049,919	29,723,791	29,713,558
Weighted average diluted shares	33,463,364	33,705,280	30,201,698	29,870,059	29,850,530
Credit Quality
Allowance for credit losses to gross loans	1.61%	1.60%	1.64%	1.74%	1.72%
Loans past due 30 days or more	$6,471	$5,920	$8,402	$4,332	$10,539
Total nonperforming loans	$17,471	$11,925	$14,088	$30,350	$28,790
Total nonperforming assets	$20,912	$15,304	$16,995	$32,944	$31,440
Loans charged-off	$267	$401	$743	$197	$1,582
Loans recovered	$311	$356	$1,174	$552	$1,321
Selected Financial Ratios
Return on average total assets	1.46%	1.24%	0.94%	1.31%	1.30%
Return on average equity	13.78%	11.53%	8.19%	11.20%	11.02%
Average yield on loans, excluding PPP	4.87%	4.70%	4.65%	4.73%	4.85%
Average yield on interest-earning assets	4.12%	3.76%	3.46%	3.56%	3.57%
Average rate on interest-bearing deposits	0.08%	0.07%	0.06%	0.06%	0.08%
Average cost of total deposits	0.04%	0.04%	0.04%	0.04%	0.05%
Average rate on borrowings & subordinated debt	3.60%	3.12%	2.27%	1.98%	2.02%
Average rate on interest-bearing liabilities	0.17%	0.15%	0.11%	0.11%	0.13%
Net interest margin (fully tax-equivalent) (1)	4.02%	3.67%	3.39%	3.50%	3.50%
Loans to deposits	72.95%	69.81%	67.15%	66.74%	67.54%
Efficiency ratio	49.63%	55.45%	55.95%	54.10%	54.97%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$714	$1,677	$1,323	$1,780	$2,034
All other loan interest income (excluding PPP) (1)	$74,929	$67,277	$55,325	$54,930	$55,184
Total loan interest income (excluding PPP) (1)	$75,643	$68,954	$56,648	$56,710	$57,218

(1) Non-GAAP measure
(2) Inclusive of merger related expenses

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands)

Balance Sheet Data	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Cash and due from banks	$246,509	$488,868	$1,035,683	$768,421	$740,236
Securities, available for sale, net	2,482,857	2,608,771	2,365,708	2,210,876	2,098,786
Securities, held to maturity, net	168,038	176,794	186,748	199,759	216,979
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	247	1,216	1,030	3,466	3,072
Loans:
Commercial real estate	4,238,930	4,049,893	3,832,974	3,306,054	3,222,737
Consumer	1,217,297	1,162,989	1,136,712	1,071,551	1,053,653
Commercial and industrial	534,960	507,685	500,882	259,355	345,027
Construction	243,571	313,646	303,960	222,281	216,680
Agriculture production	71,599	71,373	69,339	50,811	44,410
Leases	7,933	7,835	8,108	6,572	4,989
Total loans, gross	6,314,290	6,113,421	5,851,975	4,916,624	4,887,496
Allowance for credit losses	(101,488)	(97,944)	(96,049)	(85,376)	(84,306)
Total loans, net	6,212,802	6,015,477	5,755,926	4,831,248	4,803,190
Premises and equipment	73,266	73,811	73,692	78,687	78,968
Cash value of life insurance	132,933	132,857	132,104	117,857	120,932
Accrued interest receivable	27,070	25,861	22,769	19,292	18,425
Goodwill	307,942	307,942	307,942	220,872	220,872
Other intangible assets	18,372	20,074	21,776	12,369	13,562
Operating leases, right-of-use	26,622	27,154	28,404	25,665	26,815
Other assets	262,971	224,536	169,296	109,025	98,943
Total assets	$9,976,879	$10,120,611	$10,118,328	$8,614,787	$8,458,030
Deposits:
Noninterest-bearing demand deposits	$3,678,202	$3,604,237	$3,583,269	$2,979,882	$2,943,016
Interest-bearing demand deposits	1,749,123	1,796,580	1,788,639	1,568,682	1,519,426
Savings deposits	2,924,674	3,028,787	2,993,873	2,521,011	2,447,706
Time certificates	303,770	327,171	348,696	297,584	326,674
Total deposits	8,655,769	8,756,775	8,714,477	7,367,159	7,236,822
Accrued interest payable	853	755	653	928	1,056
Operating lease liability	28,717	29,283	30,500	26,280	27,290
Other liabilities	153,110	155,529	126,348	112,070	107,282
Other borrowings	47,068	35,089	36,184	50,087	45,601
Junior subordinated debt	101,024	101,003	100,984	58,079	57,965
Total liabilities	8,986,541	9,078,434	9,009,146	7,614,603	7,476,016
Common stock	696,348	696,441	706,672	532,244	531,339
Retained earnings	516,699	491,705	479,868	466,959	446,948
Accum. other comprehensive income (loss)	(222,709)	(145,969)	(77,358)	981	3,727
Total shareholders’ equity	$990,338	$1,042,177	$1,109,182	$1,000,184	$982,014
Quarterly Average Balance Data
Average loans, excluding PPP	$6,162,267	$5,890,578	$4,937,865	$4,759,294	$4,684,492
Average interest-earning assets	$9,320,152	$9,330,059	$8,153,200	$7,947,798	$7,758,169
Average total assets	$10,131,118	$10,121,714	$8,778,256	$8,546,004	$8,348,111
Average deposits	$8,752,215	$8,743,320	$7,521,930	$7,304,659	$7,137,263
Average borrowings and subordinated debt	$139,919	$136,244	$105,702	$108,671	$106,221
Average total equity	$1,074,776	$1,091,454	$1,009,224	$999,764	$987,026
Capital Ratio Data
Total risk-based capital ratio	14.0%	14.1%	15.0%	15.4%	15.4%
Tier 1 capital ratio	12.2%	12.3%	13.1%	14.2%	14.2%
Tier 1 common equity ratio	11.4%	11.5%	12.3%	13.2%	13.2%
Tier 1 leverage ratio	9.6%	9.3%	10.8%	9.9%	9.9%
Tangible capital ratio (1)	6.9%	7.3%	8.0%	9.2%	9.1%

(1) Non-GAAP measure

TRICO BANCSHARES—NON-GAAP FINANCIAL MEASURES
(Unaudited. Dollars in thousands)

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results, and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

	Three months ended			Nine months ended
(dollars in thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net interest margin
Acquired loans discount accretion, net:
Amount (included in interest income)	$714	$1,677	$2,034	$3,714	$6,311
Effect on average loan yield	0.05%	0.11%	0.17%	0.09%	0.18%
Effect on net interest margin (FTE)	0.03%	0.07%	0.10%	0.06%	0.11%
Net interest margin (FTE)	4.02%	3.67%	3.50%	3.71%	3.61%
Net interest margin less effect of acquired loan discount accretion (Non-GAAP)	3.99%	3.60%	3.40%	3.65%	3.50%
PPP loans yield, net:
Amount (included in interest income)	$313	$964	$3,507	$2,374	$12,549
Effect on net interest margin (FTE)	0.01%	0.02%	0.09%	0.02%	0.08%
Net interest margin less effect of PPP loan yield (Non-GAAP)	4.02%	3.65%	3.42%	3.69%	3.53%
Acquired loan discount accretion and PPP loan yield, net:
Amount (included in interest income)	$1,027	$2,641	$5,541	$6,088	$18,860
Effect on net interest margin (FTE)	0.04%	0.10%	0.19%	0.08%	0.20%
Net interest margin less effect of acquired loan discount accretion and PPP yields, net (Non-GAAP)	3.98%	3.57%	3.31%	3.63%	3.41%

	Three months ended			Nine months ended
(dollars in thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Pre-tax pre-provision return on average assets or equity
Net income (GAAP)	$37,338	$31,364	$27,422	$89,076	$89,433
Exclude income tax expense	14,148	11,748	11,534	33,765	35,644
Exclude provision (benefit) for credit losses	3,795	2,100	(1,435)	14,225	(7,755)
Net income before income tax and provision expense (Non-GAAP)	$55,281	$45,212	$37,521	$137,066	$117,322

Average assets (GAAP)	$10,131,118	$10,121,714	$8,348,111	$9,682,198	$8,096,273
Average equity (GAAP)	$1,074,776	$1,091,454	$987,026	$1,058,938	$962,871

Return on average assets (GAAP) (annualized)	1.46%	1.24%	1.30%	1.23%	1.48%
Pre-tax pre-provision return on average assets (Non-GAAP) (annualized)	2.16%	1.79%	1.78%	1.89%	1.94%
Return on average equity (GAAP) (annualized)	13.78%	11.53%	11.02%	11.25%	12.42%
Pre-tax pre-provision return on average equity (Non-GAAP) (annualized)	20.41%	16.61%	15.08%	17.31%	16.29%

	Three months ended			Nine months ended
(dollars in thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Return on tangible common equity
Average total shareholders' equity	$1,074,776	$1,091,454	$987,026	$1,058,938	$962,871
Exclude average goodwill	307,942	307,942	220,872	281,151	220,872
Exclude average other intangibles	19,433	21,040	14,267	17,717	19,264
Average tangible common equity (Non-GAAP)	$747,401	$762,472	$751,887	$760,070	$722,735

Net income (GAAP)	$37,338	$31,364	$27,422	$89,076	$89,433
Exclude amortization of intangible assets, net of tax effect	1,199	1,199	992	3,263	3,008
Tangible net income available to common shareholders (Non-GAAP)	$38,537	$32,563	$28,414	$92,339	$92,441

Return on average equity	13.78%	11.53%	11.02%	11.25%	12.42%
Return on average tangible common equity (Non-GAAP)	20.46%	17.13%	14.99%	16.24%	17.10%

	Three months ended
(dollars in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Tangible shareholders' equity to tangible assets
Shareholders' equity (GAAP)	$990,338	$1,042,177	$1,109,182	$1,000,184	$982,014
Exclude goodwill and other intangible assets, net	326,314	328,016	329,718	233,241	234,434
Tangible shareholders' equity (Non-GAAP)	$664,024	$714,161	$779,464	$766,943	$747,580

Total assets (GAAP)	$9,976,879	$10,120,611	$10,118,328	$8,614,787	$8,458,030
Exclude goodwill and other intangible assets, net	326,314	328,016	329,718	233,241	234,434
Total tangible assets (Non-GAAP)	$9,650,565	$9,792,595	$9,788,610	$8,381,546	$8,223,596

Shareholders' equity to total assets (GAAP)	9.93%	10.30%	10.96%	11.61%	11.61%
Tangible shareholders' equity to tangible assets (Non-GAAP)	6.88%	7.29%	7.96%	9.15%	9.09%

	Three months ended
(dollars in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Tangible common shareholders' equity per share
Tangible s/h equity (Non-GAAP)	$664,024	$714,161	$779,464	$766,943	$747,580

Common shares outstanding at end of period	33,332,189	33,350,974	33,837,935	29,730,424	29,714,609

Common s/h equity (book value) per share (GAAP)	$29.71	$31.25	$32.78	$33.64	$33.05
Tangible common shareholders' equity (tangible book value) per share (Non-GAAP)	$19.92	$21.41	$23.04	$25.80	$25.16

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